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                        ADMINISTRATIVE SERVICES AGREEMENT

     This Administrative Services Agreement (the "Agreement") is made and entered into as of August 26, 1996 (the "Effective Date") by and between Prime Succession Acquisition Corp. (which shall be renamed Prime Succession, Inc.) ("Prime"), a Delaware corporation, and Loewen Group International, Inc. ("Loewen"), a Delaware corporation.

                                    RECITALS

     WHEREAS, Prime owns and operates a chain of funeral homes and cemeteries throughout the United States (the "Business");

     WHEREAS, Loewen also owns and operates a chain of funeral homes and cemeteries throughout the United States and, in several markets, competes with Prime in the death care industry;

     WHEREAS, Loewen has acquired, through a series of investment transactions (the "Investment"), approximately 23% of the common equity of Prime Succession Holdings, Inc. ("Prime Holdings"), which owns all of the capital stock of Prime and, as a result of a call option granted to Loewen (the "Call Option") and a put option granted to Blackstone Capital Partners II Merchant Banking Fund, L.P. and certain of its affiliates (the "Put Option") in connection with the Investment, has an opportunity to acquire all of Prime Holdings' outstanding Common Stock;

     WHEREAS, to maintain independence between Loewen and Prime for purposes of fostering competition, Loewen currently treats its minority investment in Prime Holdings as a passive investment, and, with the exception of the business arrangements addressed by this Agreement, Loewen and Prime operate separate businesses and operations; and

     WHEREAS, to achieve certain cost efficiencies, Loewen has agreed to provide, and Prime has agreed to accept the provision of, administrative services and support to the Business as provided herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                 ARTICLE 1: SERVICES AND SUPPORT TO BE PROVIDED

     1.1 The Services. Loewen will furnish to Prime and Prime will use such of the following administrative services and support (individually a "Service" and collectively, the "Services") as Prime may request from time to time:

          a. Licenses to use any or all of the software packages and any enhancements thereto, listed on Exhibit A


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     together with the necessary information systems support to ensure that such licensed software functions appropriately and maintenance support for the hardware necessary to operate the licensed software; provided that, to avoid the disclosure of confidential pricing, financial or market information or significant competitive terms, Loewen support personnel maintaining the licensed software shall not have access to such information;

          b. Certain non-strategic legal services, including regular and periodic assistance with the preparation and filing of, and general guidance with respect to, federal, state or local governmental reports, case management of the defense or prosecution of non-strategic litigation, and the procurement, retention, management and coordination of legal services furnished by independent counsel;

          c. Certain employee training and support services relating to regulatory compliance in the following areas: (i) Occupational Safety & Health Administration Standards, including an annual on-site safety survey;
     (ii) Americans With Disabilities Act, Title III, Physical Accommodations by Public Entities; (iii) licensing; (iv) environmental; (v) employment law, including wage and hour, sexual harassment, employment discrimination, the Fair Labor Standards Act, the Family and Medical Leave Act, employee discipline, employee termination, and employment applications; (vi) funeral, cemetery, crematory services and advanced planning procedural issues; (vii) the Federal Trade Commission's Funeral Services Practices Rule; and (viii) the Federal Truth in Lending Act;

          d. Risk management services for the purposes of cost effectiveness, including the brokering and administration of insurance programs and the processing and administration of insurance claims;

          e. Access to certain telecommunications equipment and services, and technical support with respect to such equipment, including access to equipment used for electronic mail, voice mail and other such purposes; provided that the equipment accessed by Prime shall be partitioned from that used by Loewen so that neither user shall, in any way, have access to the other's communications systems and the information contained therein;

          f. Environmental support for general regulatory, compliance and remedial purposes;

          g. Travel Services from Loewen Travel for certain Prime employees; and

          h. Other related or similar Services to which the parties mutually agree.


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     1.2 Additional Services.


          a. In addition to the Services listed above, Loewen hereby agrees that it may also provide Prime with the ability to purchase supplies under certain of Loewen's supply agreements with third parties.

          b. Loewen and Prime agree that to the extent it is feasible and cost effective in particular markets they shall provide to each other:

               (i) Access to each other's embalming facilities in particular markets; and

               (ii) Access to each other's automobile fleets where appropriate.

     The costs associated with any shared services under this Section (b) shall be allocated between Loewen and Prime on a mutually agreeable basis based on relative usage.

     1.3 Maintaining Competition and Confidentiality. Notwithstanding anything to the contrary in this Agreement, Loewen and Prime hereby agree that Loewen shall not provide to Prime, and Prime shall not request the provision of, any Services that, in the opinion of counsel for either party, would unreasonably inhibit competition between Loewen and Prime, including, but not limited to, any Services that would require the sharing of confidential information or information relating to significant competitive terms such as price, territory or customers. To the extent that based on the opinion of such counsel there is a significant reduction in the services provided from those set forth in Sections
1.1 and 1.2 hereof, the parties agree to negotiate in good faith a reducation of the Administrative Fee referred to in Section 3.1 hereof.

                   ARTICLE 2: CONDITIONS RELATING TO SERVICES

     2.1 Standard of Care. Loewen will use reasonable commercial efforts in providing services to the Business. Loewen shall not take any action in connection with the provision of the Services which would tend to materially injure, diminish the value of, or reflect adversely upon Loewen, Prime or the Business.

     2.2 Independent Contractor. Notwithstanding any other provision of this Agreement to the contrary, the parties acknowledge and expressly agree that Loewen shall be an independent contractor of Newco and Prime while providing the Services. Nothing herein shall be construed to establish a partnership, a joint venture or an agency relationship between or among the parties.

     2.3 Personnel Providing Services. The Services shall be provided by, or under the supervision of, qualified personnel of


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Loewen or one or more of its Affiliates (as such term is defined below) as designated by Loewen. The employees of Loewen providing Services hereunder shall be, during the term of this Agreement, employees of or consultants to Loewen and not employees of Prime, and shall be under the direct supervision of Loewen.

Loewen shall have full control over and full responsibility for the assignment of employees providing the Services and for the terms and conditions of employment of such employees including hiring, discharging, disciplining, scheduling and all other matters relating to the terms and conditions of employment.

                             ARTICLE 3: COMPENSATION

     3.1 Administrative Fee. In consideration for the provision of the Services, Newco and Prime agree to pay Loewen an administrative fee equal to $250,000 in immediately available funds on the Effective Date of this Agreement for the first year of the Term of this Agreement. On each anniversary of the Effective Date thereafter throughout the Term of the Agreement, the administrative fee to be paid by Newco and Prime to Loewen shall increase annually by 2.5%.

     3.2 Expenses. Prime shall also reimburse Loewen for all out of pocket costs and expenses incurred from third parties in connection with the provision of services hereunder including, but not limited to, reimbursement for travel expenses, insurance costs and supplies purchased under a Loewen supply agreement. Loewen shall use its reasonable business judgment in engaging and contracting with third parties pursuant to the immediately preceding sentence (including the decision as to whether such services are performed by Loewen or by a third party provider) as if Loewen was engaging and contracting with third parties for its own benefit. All such transactions with third party providers shall be conducted on an arm's length basis. From time to time Loewen shall report to and consult with the Board of Directors of Prime with respect to the services provided hereunder directly by Loewen personnel and the services provided by third party providers and the costs therefor.

                         ARTICLE 4: TERM AND TERMINATION

     4.1 Term and Termination. The term of this Agreement shall be eight years ("Term"). This Agreement shall be terminated as follows (the date of any such termination referred to as the "Termination Date");

          a. Automatically on the eighth anniversary of the date hereof without any notice or other action required;

          b. If required pursuant to a final, nonappealable order of a court or other governmental agency having jurisdiction over the Business, Newco or Loewen;


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          c. By any party in the event of a material breach by any other party of any provision of this Agreement including, without limitation, rejection of this Agreement in a proceeding under the Bankruptcy Act of 1978, as amended (or any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up or composition or readjustment of debts), which breach is not remedied by the breaching party within 30 days after receipt of written notice thereof (a

     "Notice of Breach") from the terminating party; provided that;

               (i) if the breaching party shall notify the non-breaching party within 10 days following the receipt of the Notice of Breach that the breaching party disputes that it has materially breached the Agreement, then the dispute shall be submitted to Arbitration in accordance with Article 10 of this Agreement and the 30 day cure period shall commence to run, if appropriate, upon the termination of the Arbitration procedure; and

               (ii) if a breach is not reasonably capable of a cure within such 30 day period and the breaching party is diligently pursuing a cure of such material breach, the period for effecting a remedy shall be extended for such reasonable period of time, not to exceed 90 days from the later to occur of (x) the date of receipt of the Notice of Breach and (y) the conclusion of the Arbitration procedures, if applicable, as may be necessary to allow the breaching party sufficient opportunity to effect such cure.

          d. Automatically upon closing following the exercise of the Option as such term is defined in that certain Put/Call Agreement of even date herewith among Loewen, The Loewen Group Inc., Blackstone Capital Partners II Merchant Banking Fund, L.P., Blackstone Family Investment Partnership II, L.P., Blackstone Offshore Capital Partners II, L.P. and PSI Management Direct, L.P.

          e. At the option of Prime upon transfer of the shares of Prime's common stock held by Loewen or its affiliates pursuant to Section 7.4 of the Put/Call Agreement such that Loewen or its affiliates own less than 10% of Prime's common stock then outstanding.

     4.2 Effect of Termination.

          a. Termination of this Agreement in accordance with this Section 4 shall not affect the rights of any party hereto to receive payments in accordance herewith or to recover any damages either shall have suffered as a result of any breach of this Agreement, nor shall it affect the rights of any party accruing during the Term of this Agreement.


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          b. If this Agreement is terminated, then effective as of the
     Termination Date Loewen's right to provide and Newco's and Prime's right to request services to the Business shall terminate immediately and Loewen, Prime and Newco hereby agree to such termination of rights.

          c. Upon termination of this Agreement, Prime shall be entitled to a refund from Loewen of that portion, if any, of the annual administrative fee paid to Loewen but unearned by Loewen as of the Termination Date, based upon an equal 12- month allocation of such administrative fee.


            ARTICLE 5: REPRESENTATIONS AND WARRANTIES OF THE PARTIES

     5.1 Representations of Loewen. Loewen hereby represents and warrants to Prime as follows:

          a. Authorization and Binding Obligation. Loewen has full corporate power and authority to enter into, deliver and perform fully its obligations under this Agreement. This Agreement has been duly executed and delivered by Loewen, and constitutes the valid and binding obligation of Loewen, enforceable against Loewen in accordance with its terms.

          b. No Conflict. The execution delivery and performance by Loewen of its obligations under this Agreement does not conflict with or result in a breach of, or require any consent under, the charter or by-laws of Loewen or any applicable law or regulation, or any order, writ, injunction or decree of any court of governmental authority or agency, or any agreement or instrument to which Loewen is a party or by which it is bound or to which it is subject, or constitute a default under any such agreement or instrument.

     5.2 Representations and Warranties of Prime. Prime hereby represents and warrants to Loewen as follows:

          a. Authorization and Binding Obligation. Prime has full corporate power and authority to enter into, deliver and perform fully its obligations under this Agreement. This Agreement has been duly executed and delivered by Prime and constitutes the valid and binding obligation thereof, enforceable against Prime in accordance with its terms.

          b. No Conflict. The execution, delivery and performance by Prime of its obligations under this Agreement does not conflict with or result in a breach of, or require any consent under, the charter or by-laws of Prime or any applicable law or regulation, or any order, writ, injunction or decree of any court of governmental authority or agency, or any agreement or instrument to which Prime is a party or by which it is bound or to which it is subject, or constitute a default under any such agreement or instrument.


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                             ARTICLE 6: ARBITRATION

     All disputes arising out of, or in connection with this Agreement, which are not promptly settled by mutual agreement of the parties hereto, shall be finally settled by arbitration in accordance with the rules of the American Arbitration Association. Such arbitration shall be conducted by a single arbitrator appointed in accordance with such rules unless such dispute involves an amount greater than $1,000,000, in which case such arbitration shall be conducted by a panel of three arbitrators appointed in accordance with such rules. Arbitration shall take place in Cincinnati, Ohio. Such arbitration shall be governed by this Agreement and shall be final and binding upon the parties hereto. The validity, construction, performance or termination of any agreement by and between the parties submitted to arbitration shall be determined on the basis of the contractual obligations of the parties. The arbitrator shall determine his jurisdiction over persons and subject matter if such jurisdiction is challenged by one of the parties. The award of the arbitrator shall: (a) be rendered in writing stating the grounds on which the arbitrators base same, and how the costs of arbitration shall be borne; the expenses of any party in defense of its interests shall be borne by such party; (b) be dated and notified to the parties by registered mail, return receipt requested; (c) be carried out voluntarily and without delay, and failing this, be made enforceable through either party by entry of a judgment in a competent court of any jurisdiction; and (d) be final and not subject to appeal before any court, nor other jurisdiction nor any authority.

                            ARTICLE 7: MISCELLANEOUS

     7.1 Notices. All notices, demands, and requests required or permitted to be given under this Agreement shall be in writing and shall be deemed duly given if
(i) personally delivered, (ii) sent by confirmed facsimile transmission to the facsimile numbers provided below, (iii) sent by registered or certified mail, postage pre-paid, return receipt requested, or (iv) transmitted by a recognized overnight courier service, addressed as follows:

          (a) in the case of Loewen:

                      Loewen Group International, Inc.
                      50 East RiverCenter Boulevard
                      Covington, Kentucky  41011
                      Attention:  Legal Department

          with a copy to:

                      The Loewen Group Inc.
                      4126 Norland Avenue
                      Burnaby, British Columbia, Canada V5G 358
                      Attention:  Senior Vice President and Chief
                                  Financial Officer


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          (b) in the case of Prime:

                      Prime Succession, Inc.
                      691 Tekulve Road
                      Batesville, Indiana  47006
                      Attention: Chief Executive Officer

          with a copy to:

                      The Blackstone Group
                      345 Park Avenue
                      31st Floor

                      New York, New York  10154
                      Attention:  Howard A. Lipson

or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 7.1.

     7.2 Benefit and Binding Effect. No party hereto may assign this Agreement without the prior written consent of the other parties. Any attempt to assign this Agreement or any part hereof in violation of this Section 7.2 shall be null and void and of no effect whatsoever. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     7.3 Governing Law. This Agreement shall be governed by the laws of the State of Delaware as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies (without giving effect to the principles of conflicts or law).

     7.4 Headings. The headings preceding the text of sections and subsections of this Agreement are included for ease of reference only and shall not be deemed part of this Agreement.

     7.5 Gender and Number. Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context requires.

     7.6 Entire Agreement. This Agreement, all exhibits hereto, and all documents, certificates, and the like to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between the parties hereto with respect to the specific subject matter hereof. All exhibits attached to this Agreement shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented or changed except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the party against which


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enforcement of any such amendment, supplement or modification is sought.

     7.7 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable for the implementation and consummation of this Agreement or which may be reasonably requested by any other party hereto. Each party will cooperate with the other parties and provide any assistance reasonably requested by any other party to effectuate the terms of this Agreement.

     7.8 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent by any court of competent jurisdiction, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     7.9 Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed to be an original but which, when taken together, shall constitute one and the same instrument.

     7.10 Third-Party Beneficiaries. No provision of this Agreement shall create any third-party beneficiary rights in any Person, including, without limitation, employees or former employees of Prime and no provisions of this Agreement shall create such third-party beneficiary rights in any such person.

     7.11 Cooperation. In the event and for so long as either party is investigating, contesting or defending against any Claim involving the Business, each of the other parties hereto will, to the extent requested by the investigating, contesting or defending party, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the investigation, contest or defense, and provide such other cooperation as the other party may reasonably request in connection with the investigation, contest or defense.

     7.12 Amendments, Supplements. This Agreement may be amended or supplemented at any time by additional written agreements executed by all of the parties hereto, as may mutually be determined by such parties to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto.


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     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.


                                        LOEWEN GROUP INTERNATIONAL, INC.


                                        By: /s/ Timothy Hogenkamp
                                           -------------------------------
                                        Name: Timothy Hogenkamp
                                        Title: President and Chief
                                                 Operating Officer


                                        PRIME SUCCESSION ACQUISITION CORP.


                                        By: /s/ Gary L. Wright
                                           -------------------------------
                                        Name: Gary L. Wright
                                        Title: President and Chief
                                                 Executive Officer


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